Exhibit 99.2

A Fresh Start, Part Two

Roughly 100 days ago, I wrote to our shareholders and other stakeholders about the need for ElectraMeccanica to take a new path. I noted at the time that this need was obvious, even after less than three weeks inside the business.

Today, having the benefit of just over three months as a Board member, CEO and interim COO of EMV, I want to provide an update on that perspective as well as the business itself - ahead of our fiscal year 2022 financial results, which we will issue in the near future.

First, let me identify what remains as true today about EMV as it did 100 days ago:

•	We have a proven capacity to design, make and sell a distinctive, low-priced EV - a product reflective of our long history of seeing the auto market differently than everyone else.

•	We retain a purpose-built, highly-flexible assembly and manufacturing space in Mesa, where we’ve consolidated our talent and operations.

•	We have a healthy balance sheet, zero debt, and a lowered cash burn, following our consolidation efforts in mid-December.

•	In short, we have experience competing in an emerging, volatile market; we have space, equipment and a leaner, more disciplined team; and we also have capital.

This means that we have options. I’d like you all to bear this truth in mind as you continue to read this update.

Now, let me summarize what’s new. The items below reflect decisions made with our Board’s support. They also reflect business realities the Board and I have clarified, together, since December:

1.	We’re concluding the contract manufacturing relationship with Zongshen. This collaborative partnership represented a strategic first step, allowing us to go to market with the SOLO and test market acceptance for the product, while we developed the organizational skills required for a sustainable future state. However, it was not an economically sustainable arrangement for EMV and contributed significantly to our reported losses. Given our strategy to on-shore operations and assembly to our Mesa facility, which we announced on December 12, 2022, it was the right time to transition.

2.	Given this, subject to the outcome of the investigation announced in our February 17, 2023 NHTSA voluntary recall notice, i.e., identifying the specific issue with the SOLO and how to fix it, our intention is to sell our remaining inventory of approximately 800 SOLOs. One thing I want to make clear: there is no higher priority than the safety and quality of our vehicles. Our teams here and in China are working 24/7 - literally - to identify the root cause and a resolution for it. That focus and pace will continue until we have the answers our customers deserve.

3.	We’re going to focus our expertise and resources on designing and building - onshore - a new, four-wheeled electric vehicle that we’re calling Project E4. We believe that major opportunities remain for an experienced maker of smaller, nimbler EVs with eye-catching design and personalized features.

We do not believe a three-wheeled autocycle can capture those opportunities, given challenges ranging from its exclusion from government rebates; to the difficulty for consumers of insuring, financing and servicing a three-wheeled vehicle; to consistent customer requests for more functionality.

Beyond the technical issues associated with the recall notice, these barriers and others to broad consumer acceptance of three-wheeled EVs make it impossible for us to profitably manufacture and sell that version of the SOLO. Instead, we believe we can address the large market for a different kind of EV and become profitable if we keep the best features of the SOLO, including terrific styling, easy charging, great handling and small size, while adding a wheel and other customer-requested features.

We think we have an opportunity to translate our legacy of disruptive, convention-bucking thinking into a superb four-wheeled EV. Put another way, I believe our ability to think outside the box need not be limited to three wheels.

While solving the technical issues with the SOLO remains our top priority in the very near term, our medium-term focus is getting back to market as fast as possible with a distinctive, safe and technically-sound vehicle. This product also must - proven by testing - align with customer needs, and capture the still-valid horizontal market opportunity for smaller, more personalized EVs.

4.	We have already begun to deliver on our commitments to onshore EV manufacturing in other ways beyond Project E4 – as shown by our announcement with Volcon yesterday that we would be leveraging our Mesa, AZ, facility to help GLV, LLC assemble EV motorcycles for two of Volcon, Inc.’s models. When we commissioned Mesa in December, 2022, we stated that we’d be exploring contract assembly and/or manufacturing partnerships to help us accelerate commercialization of our plant. I’m extremely pleased to be able to point to the GLV agreement as a quick win, which offers a proof point supporting both the value of the Mesa facility and the expertise of our team.

5.	Following our announcement in December to consolidate operations, we are continuing to move many team members' jobs to Mesa to improve the level of collaboration and pace of change. While this saves costs, it also has the important advantage of centralizing our capabilities and expertise in Mesa - which remains a growing center for EV technology.

I realize a number of these updates may surprise and even disappoint shareholders as well as other stakeholders. That should not be the case. The SOLO, and ElectraMeccanica as a company, historically leaned into an identity as a fun, everyday, non-Big-Auto business that would disrupt a world filled with too-large, too-expensive and too-carbon-dependent cars. This remains an exciting proposition. It allowed prior management teams to bring to market a highly-distinctive product and construct a world-class facility.

EMV's ability to innovate and create unique designs has remained unchanged.

What MUST change, however, is the reality that - up to now - this mindset did not translate into a sustainable business, with a viable path to profitability. After 100 days, I am convinced that the fun, accessible, design-forward EMV philosophy has a future. It’s what makes us great. And no employee nor stakeholder needs to let go of that.

We do need to let go of the approach to business execution that formerly went along with that identity. So, just as with Project E4, we need to keep what’s best - our unique design philosophy - while discarding the lack of economic, operating and financial discipline that, frankly, has held us back.

I realize that an enormous amount of energy, money and time was invested in expectations that three-wheeled models of the SOLO could jump-start and support a scaled EV business.

Defining and capturing a market around a three-wheeled vehicle that doesn’t easily fit into financial, legal, and regulatory infrastructure may be possible for someone - but not us. We don’t have the capital to build both a new kind of vehicle and create every single aspect of required sales and support at our prior, declared MSRP.

We DO have the capital, expertise and will to take what made the SOLO great and eliminate customer pain points, while also making it easier to own and operate.

That’s our high-level plan. Within a few weeks, shareholders and other stakeholders will have the opportunity to consider the decisions above within the context of our fiscal year 2022 results.

My first 100 days have clarified both for me and the Board the need to reinvent the company in order to do a far more informed, disciplined job deploying the capital and assets we have.

Change is hard. Unexpected change is even more difficult. That said, as a Board member, CEO and Interim COO, I’m not here to take the easy path. I joined ElectraMeccanica to build a real business and sell vehicles that large populations of people actually want, in a way that will actually make money. The company I joined was not set up for that kind of success. The actions I’ve taken in the first 100 days represent major and necessary steps towards a new and better direction.

•	Susan E. Docherty, ElectraMeccanica CEO, Interim COO and Board Member.